Exhibit 99.1

Oncocyte Reports Successful 2024; Sets Stage for 2025 Catalysts

●	Q4 2024 revenue of $1.5 million in pharma services; full year revenue of $1.9 million
●	GraftAssure RUO assay launched July 2024
●	Signed strategic partner and investor, Bio-Rad Laboratories
●	Fully funded clinical kitted product development with $50+ million in equity raises
●	Advanced science in transplant; achieved Medicare claims expansion

IRVINE, Calif., March 24, 2025 (GLOBE NEWSWIRE) — Oncocyte Corp. (Nasdaq: OCX), a diagnostics technology company, today published the following letter to shareholders in conjunction with its fourth quarter results:

Fellow Shareholders,

Our dynamic team is making swift progress toward delivering a regulated organ transplant rejection monitoring test kit to the market next year. To be clear, this test kit is the assay that we expect can generate future material and self-sustaining revenue within a few years. In 2024, we began to drive commercial awareness of our tests and capture market share in the estimated $1 billion total addressable transplant rejection testing market.

We are proud of our ability to stay nimble and move quickly relative to our industry. In 2025, we expect to announce a series of catalysts that build upon our momentum. We expect to announce progress with our multi-center clinical trial of the clinical test kit, commercial expansion of sales of our GraftAssureTM research-use-only (RUO) test kit, and favorable data that further solidify our global credibility in the transplant community. In addition, we expect to deepen our relationships with our existing strategic partners and announce new relationships with additional strategic partners. Meanwhile, our pipeline of commercial contracts continues to strengthen, with leading transplant centers progressing through the stages of assay validation.

Caption: Our GraftAssureTM research-use-only kit measures a molecular biomarker to detect graft organ damage in the blood. Specifically, it leverages digital PCR technology to measure the concentration of donor-derived cell-free DNA (dd-cfDNA) present in the blood plasma at the time of testing.

Since our November 2024 update, our confidence in the transplant opportunity has grown in line with the enthusiasm we see among leading transplant centers to participate in our clinical trial as part of our FDA submission. With the clinical trial agreement process already underway, we are eager to name these globally recognized and well-respected institutions in the coming weeks.

We expect that our clinical trial will be conducted at several leading U.S. transplant centers and a leading transplant research institution in Europe, reinforcing the global credibility of our approach. We are sincerely impressed by the demand that we see among transplant centers to become part of our clinical trial. Their strong interest has exceeded our expectations, underscoring the need for localized and reliable testing solutions.

To recap the significance of this trial, in January 2023, when we first decided to commercialize our transplant intellectual property (IP) by designing a kitted test, we essentially planted a flag that said we would put our assay through the approval processes of the FDA and its EU equivalent. This decision was significant because in the U.S., we estimate that most complex molecular diagnostics tests are run without FDA authorization and are instead performed in siloed, centralized labs. Moreover, these North American lab tests are not easily accessible to hospitals in the rest of the world. Regulatory authorization is a key step toward achieving our mission to democratize access to these important tests. With regulatory authorization, we anticipate selling test kits to hospital labs, thereby empowering hospitals to run the tests themselves to expediently deliver actionable results.

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It is our belief that if we do the hard work of designing a lab test in kitted form, and achieving regulatory authorization, we will not only democratize access to these tests – thus bringing care closer to the patient and helping hospitals to operate more sustainably – but also create a rapidly growing, high-margin, recurring business model.

On December 5, 2024, we had our first meeting with the FDA. We were pleased with the collaborative nature of the discussion and our reviewers’ feedback. As we continue to develop our kitted product technology alongside our clinical trial, we are targeting submission to the FDA by the end of this year, followed by FDA authorization in 2026.

Additionally, our research-use-only version of the transplant assay, which has been in the field since July, has generated invaluable feedback from leading transplant center labs, allowing us to refine the product for an enhanced user experience. These collaborations continue to build momentum, increasing awareness within the transplant community and reinforcing the potential for clinical use of digital PCR technology for transplant rejection testing.

Executive summary

Oncocyte is at a pivotal stage in commercializing what we expect to be an industry-transforming organ transplant rejection monitoring test. We aim to deliver proven, more affordable, faster tests that can be run at local labs.

Specifically, we are developing a kitted test that quantifies a molecular biomarker known as donor-derived cell-free DNA (dd-cfDNA). Our scientists in Germany and the U.S. have played a critical role over the past decade in developing the science that helped establish dd-cfDNA as a trusted biomarker1 of transplant rejection, and we are now commercializing that technology using a market disruptive approach.

Our goal is to enable transplant centers to use our kits to capture the potential patient benefit of a rapid response time and the business benefit of generating laboratory revenue by running the test. In addition to designing a laboratory test in kitted form, our assay uses a digital-PCR workflow that we believe offers distinct advantages over assays run on Next-Generation Sequencing (NGS) technology.

We expect meaningful revenue in transplant rejection testing after we have reached the clinical in-vitro diagnostic (IVD2) stage of our kitted product development. In the meantime, we believe that customers who are now adopting GraftAssure test kits for research use are motivated in part by the eventual opportunity to use our IVD kits to measure this biomarker in their own labs.

We also can run our clinical-use assay, VitaGraftTM, at our clinical lab in Nashville, Tenn. We received Medicare reimbursement for the test run at our lab in August 2023.

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Looking back: 2024 Highlights

Successfully launched the research version of our kitted transplant assay in July 2024: Bringing research centers online with our GraftAssure RUO assay was a key part of our land-and-expand strategy to drive commercial adoption of our tests. This also was an important step toward capturing market share in an estimated $1 billion global total addressable market for transplant rejection testing. In 2H 2024, we signed leading transplant centers in the U.S. and Germany, as well as the UK, Switzerland, Austria, and Southeast Asia. Within six months of launch, transplant centers representing about 9% of German transplant volumes and about 2% of U.S. transplant volumes had signed on to use GraftAssure RUO in its early launch phase.

Achieved claims expansion for transplant rejection monitoring: In January 2025, we announced that Medicare coverage for our assay expanded following a study showing that monitoring with Oncocyte’s assay significantly reduces time to rejection diagnosis in patients with newly developed donor-specific antibodies (DSA). The Molecular Diagnostics program (MolDX) confirmed the use of VitaGraft Kidney to monitor patients with newly developed donor-specific antibodies (dnDSA+) for antibody-mediated rejection (AMR). This achievement followed the publication of a groundbreaking study demonstrating VitaGraft Kidney’s ability to detect AMR in dnDSA+ patients up to 11 months earlier than the current standard of care. Early detection of transplant rejection is growing in significance as novel therapeutic treatments show promising early results in treating antibody mediated rejection. Indeed, leveraging our clinical assay in our laboratories to support data generation is a key lever in our strategy that increases the market potential for our kitted product.

Attracted a key strategic partner and investor: In April 2024, we welcomed Bio-Rad Laboratories (NYSE: BIO) as a strategic investor and partner. Bio-Rad subsequently invested in Oncocyte two additional times. Bio-Rad now is a top shareholder, holding approximately 9.66% of Oncocyte’s outstanding shares as of today. In addition to its equity investments, Bio-Rad has pledged to provide valuable financial support for the upcoming clinical trial and further commercialization assistance, underscoring the depth of its strategic partnership with Oncocyte.

Advanced the science of transplant and oncology, with favorable data published in:

●	The New England Journal of Medicine
●	Transplant International
●	Clinical Cancer Research
●	Nephrology Dialysis Transplantation
●	Acta Neuropathologica Communications

Completed a productive first meeting with the FDA: As noted above, one of our most significant milestones was our pre-submission meeting with the FDA on December 5, 2024. At that meeting, we received valuable feedback regarding their expectations for marketing authorization of our kitted clinical tests. The FDA clarified that we may proceed using the de novo pathway rather than a 510(k) submission. We view this as a meaningful accomplishment — it establishes a new device category for our kitted test and reinforces the uniqueness and potentially large clinical value of our technology. We are in continuous dialogue with the FDA with the next meeting scheduled in the coming months.

Fully funded our clinical assay development and streamlined our capital structure: From January 2023 until March 2025, we raised $57 million in equity from new and existing investors. This includes the $29 million from our February 2025 registered direct offering and concurring private placement, in which our five largest shareholders, including Bio-Rad, led the funding round. We expect the offering proceeds to fully fund the development of our transplant assay program through FDA authorization. Also in 2024, we redeemed all remaining shares of our Series A Redeemable Convertible Preferred Stock – positioning us favorably with a streamlined capital structure ahead of a growth inflection point.

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Strengthened our team: In June 2024, in preparation for the next several years of sustained, rapid growth, we welcomed Andrea James as Chief Financial Officer. She has a proven track record of guiding financial strategy through multiple phases of growth, raising and stewarding capital, and building relationships with high quality institutional investors. In January 2025, we appointed Dr. Paul Billings as Consulting Chief Medical Officer. Dr. Billings is a recognized pioneer in genomics and precision medicine with over 40 years of experience spanning academia, government, and the biotechnology industry, including as Chief Medical Officer at Natera, Inc., during the commercialization phase of its blood test for kidney transplant rejection as well as its cancer blood test that can identify minimal residual disease. He also has been an advisor or a physician leader with Laboratory Corporation of America Holdings, Quest Diagnostics, Life Technologies Corp, Johnson & Johnson, and Thermo Fisher Scientific, contributing to transformative advances in molecular medicine. Dr. Billings has substantial experience in commercializing novel assays in precision medicine. He will provide key regulatory and reimbursement support and assist with business development efforts and strategic partnerships.

Looking Ahead

We believe that our market opportunity is promising, and that we must continue to focus and execute. As the market shifts away from centralized testing, our easy-to-use technology positions us to potentially lead the transition to decentralized, in-lab diagnostics.

Also, with favorable data expected later this year regarding our transplant assay, we anticipate further validation of our assay’s performance, which we believe will be instrumental in driving adoption and securing payer support.

Our three major goals this year:

●	Finalizing the clinical assay design: We are locking in ease-of-use improvements based on feedback from some of the most scientifically advanced labs in the world, which have been using GraftAssure kits for research since last year and will be among our expected initial clinical customers.

●	Kicking off, conducting, and concluding our clinical trial: We are finalizing the necessary protocols with the FDA, and ensuring that our clinical trial partners are positioned to deliver robust, high-quality data.

●	For further context, we are designing a prospective, observational, single-arm, multicenter clinical trial to validate our clinical kitted transplant assay, which we intend to name GraftAssureDx. Our study will analyze samples from healthy transplant recipients as well as from those with transplant organ rejection, ensuring statistically robust validation of dd-cfDNA thresholds. The study also will allow for repeat testing across multiple clinical sites. Our key objectives include confirming predefined dd-cfDNA thresholds for detecting transplant rejection, evaluating the test’s sensitivity, specificity, positive predictive value (PPV), and negative predictive value (NPV) compared to existing methods, and conducting a repeatability study across a smaller number of sites to ensure test consistency. We expect to successfully determine non-inferiority to existing commercial rejection biomarkers, with expected results meeting or exceeding the sensitivity and specificity benchmarks observed in previous studies, and then submit this data to the FDA. We are planning a second FDA pre-submission meeting to confirm the endpoints with the agency.

●	Spring loading 2H 2026 revenue: We remain on track to meet the commitment that we made to investors in August 2024 to have at least 20 transplant centers signed up for our assay by the end of 2025. We estimate that transplant centers that become customers of our kitted clinical assay each represent a potential annual high-margin revenue stream of several hundred thousand dollars to $2 million of clinical-use tests, depending on the size of the center.

Beyond the above immediate regulatory and product development objectives, we are preparing for a broader industry shift in transplant care. By 2028, we expect localized, real-time monitoring to become the standard of care, and we believe that we are well-positioned to capture an outsized share of this evolving and growing market.

The enthusiasm we have seen from transplant centers, patient advocates, and industry partners reinforces our belief that we are building something transformative. We remain confident that the next few years will define the future of transplant diagnostics and solidify our leadership in this space.

—The Oncocyte Management Team

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Q4 2024 Financial Overview

●	Relative to our strategic objective of commercializing our transplant tests, we consider ourselves to be “pre-revenue.” Our reported revenues of $1.5 million in Q4 2024 and $1.9 million for the full year were largely derived from pharma services performed at our clinical laboratory in Nashville. We see this revenue as a testament to our team’s ability to achieve the on-time delivery of clear, scientifically sound and accurate data sets to our clients.

●	A gross profit of $595,000 in Q4 2024, representing a 40% gross margin, reflected the cost of materials to perform services at our Nashville laboratory, and the relatively fixed costs of operating that lab, including labor, infrastructure expenses such as the depreciation of laboratory equipment, allocated rent costs, leasehold improvements, and allocated information technology costs. Full year gross profit of $740,000 reflected a 39% gross margin.

●	In Q4 2024, operating expenses of $34.2 million included $41.9 million in non-cash impairment losses offset by a $13.7 million non-cash gain due the change in fair value of our contingent consideration, as well as $499,000 in non-cash stock-based compensation expenses and $522,000 in non-cash depreciation and amortization expenses. Excluding these non-cash items in the current and prior periods, our Q4 2024 operating expenses decreased approximately 12% sequentially and increased 21% year over year.

◌	Research and development expenses of $2.3 million declined both sequentially and year over year, reflecting a decrease of 20% and 11%, respectively, largely due to timing regarding laboratory expenses.
◌	Sales and marketing expenses of $1.2 million reflected added costs as we commercialize our research-use-only transplant test kits.
◌	General and administrative expenses of $2.6 million were flat sequentially, reflecting cost discipline as we focus on investing in research and development on IVD product development, and sales and marketing of GraftAssure.
◌	The $41.9 million intangible asset impairment charge we recorded in Q4 2024 reflects our decision to maintain a low rate of investment in our oncology assets as we focus on commercializing transplant. Specifically, we recorded a charge of $35.1 million for DetermaCNI and $6.8 million for DetermaIO. Offsetting that charge in the quarter was a gain of $13.7 million recorded relative to the decline in our contingent consideration liabilities. This liability is tied to our expected future contingency payments to shareholders of companies we had acquired in the past. The liability decline was similarly related to DetermaIO and DetermaCNI, and was partially offset by our increased contingent consideration liability in transplant due to our increased revenue expectations for transplant in the nearer term. The net decrease in our contingent consideration liability was recorded as a gain to operating income, partially offsetting the intangible asset impairment relating to those same assets.

●	On a full-year basis, we believe that the underlying trend in operating expenses highlights our cost discipline. GAAP operating expenses grew from $25.5 million in 2023 to $61.8 million in 2024, with most of the change driven by a $37.8 million change in non-cash impairment losses and contingent consideration fair values. Excluding those non-cash items, GAAP R&D, Sales and Marketing and General and Administrative expenses grew just $716,000 year over year, or 3% — even while accomplishing all the achievements listed above.

◌	General and administrative expenses declined about $978,000 year over year, or 9%, mainly due to cost cutting as well as 2023 severance payments that did not repeat.
◌	Research and development expenses grew from $9.3 million in 2023 to $9.8 million in 2024, a $545,000 increase, or 6%, as we continued progress on our assay. Incremental expenses included software development costs of $450,000 related to our clinical kitted product development.
◌	Sales and marketing expenses reflect intentional investments in commercialization, growing from $2.8 million in 2023 to $3.9 million in 2024, an increase of about $1.1 million. This included growth in salaries and commission as we signed new top-transplant centers, travel expenses related to signing our European pilot sites, and equipment leasing expenses related to instruments installed at research-use-only assay pilot sites.

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●	Our Q4 2024 loss from continuing operations was $33.5 million, or $1.93 per share.

●	Our Q4 2024 Non-GAAP loss from operations was $4.4 million and excludes certain non-cash items. Please refer to the table below, “Reconciliation of Non-GAAP Financial Measure,” for additional information.

●	Our Q4 2024 per share results reflect 17.4 million weighted average shares outstanding.

◌	Including the shares issued as part of our February 2025 offering and private placement, we currently have 28.6 million shares outstanding.

●	Oncocyte’s cash, cash equivalents, and restricted cash balance at the end of the fourth quarter was approximately $10.3 million.

◌	We are pleased that our fourth quarter outgoing cash flow from operations (net cash used in operating activities) of $5.4 million, combined with capital expenditures of $0.2 million, came in favorably to our targeted spend $6 million, which was partially a result of operational efficiency and partly a result of working capital management.
◌	Please note that our ending year cash balance of $10.3 million excludes the $29.1 million in gross financing cash flow from our registered direct offering and private placement in February 2025.

Footnotes

(1)	MolDX, a program that identifies and establishes coverage and U.S. government reimbursement for molecular diagnostic tests, cited our publications twice when it established the LCD (Local Coverage Determination) for Medicare and Medicaid reimbursement coverage for cell free DNA testing. Source: https://www.cms.gov/medicare-coverage-database/view/lcd.aspx?lcdId=38671&ver=4
(2)	The kitted version of our assay must be cleared by regulatory bodies in the U.S., Europe and elsewhere as an in-vitro diagnostic (IVD) to be used in clinical decision making.

Webcast and Conference Call Information

Live Zoom Call and Webcast on Monday, March 24, 2025 at 2:00 p.m. PT / 5:00 p.m. ET.

Those interested may access the live Zoom call by registering here: Oncocyte Q4 2024 Earnings Webinar. Once registered, a confirmation email will be sent with instructions.

A replay of the Zoom call will be available on the company’s website shortly after the call.

About Oncocyte

Oncocyte is a diagnostics technology company. The Company’s tests are designed to help provide clarity and confidence to physicians and their patients. VitaGraft™ is a clinical blood-based solid organ transplantation monitoring test. GraftAssure™ is a research use only (RUO) blood-based solid organ transplantation monitoring test. DetermaIO™ is a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies. DetermaCNI™ is a blood-based monitoring tool for monitoring therapeutic efficacy in cancer patients. For more information about Oncocyte, please visit https://oncocyte.com/. For more information about our products, please visit the following web pages:

VitaGraft Kidney™ - https://oncocyte.com/vitagraft-kidney/

VitaGraft Liver™ - https://oncocyte.com/vitagraft-liver/

GraftAssure™ - https://oncocyte.com/graftassure/

DetermaIO™ - https://oncocyte.com/determa-io/

DetermaCNI™ - https://oncocyte.com/determa-cni/

VitaGraft™, GraftAssure™, DetermaIO™, and DetermaCNI™ are trademarks of Oncocyte Corporation.

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Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to, among other things, future expansion and growth, the Company’s land-and-expand strategy to drive commercial adoption of its tests and capture market share, plans to have transplant centers running GraftAssure tests through the end of 2025, projected revenue path, IVD strategy, assumptions regarding regulatory approvals, authorizations and clearances, timing and planned regulatory submissions, the ongoing global launch of GraftAssure with the support of Bio-Rad Laboratories, our ability to continue to access capital, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of Oncocyte’s third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to supply chains, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, obligations to third parties with respect to licensed or acquired technology and products, the need to obtain third party reimbursement for patients’ use of any diagnostic tests Oncocyte or its subsidiaries commercialize in applicable jurisdictions, and risks inherent in strategic transactions such as the potential failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, potential greater than estimated allocations of resources to develop and commercialize technologies, or potential failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission (SEC) filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

- Tables Follow -

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ONCOCYTE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,636	$9,432
Accounts receivable, net of allowance for credit losses of $16 and $5, respectively	1,613	484
Inventories	410	—
Deferred financing costs	279	—
Prepaid expenses and other current assets	821	643
Assets held for sale	—	139
Total current assets	11,759	10,698
NONCURRENT ASSETS
Right-of-use and financing lease assets, net	2,757	1,637
Machinery and equipment, net, and construction in progress	3,567	3,799
Intangible assets, net	14,607	56,595
Restricted cash	1,700	1,700
Other noncurrent assets	691	463
TOTAL ASSETS	$35,081	$74,892

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES
Accounts payable	$2,279	$953
Accrued compensation	1,939	1,649
Accrued royalties	1,116	1,116
Accrued expenses and other current liabilities	418	452
Right-of-use and financing lease liabilities, current	1,295	665
Current liabilities of discontinued operations	—	45
Contingent consideration liabilities, current	228	2,314
Total current liabilities	7,275	7,194
NONCURRENT LIABILITIES
Right-of-use and financing lease liabilities, noncurrent	2,369	2,204
Contingent consideration liabilities, noncurrent	37,711	39,900
TOTAL LIABILITIES	47,355	49,298

Commitments and contingencies

Series A Redeemable Convertible Preferred Stock, no par value; stated value $1,000 per share; 5 shares issued and outstanding at December 31, 2023; aggregate liquidation preference of $5,296 as of December 31, 2023	—	5,126

SHAREHOLDERS’ (DEFICIT) EQUITY
Preferred stock, no par value, 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value, 230,000 shares authorized; 17,453 and 8,261 shares issued and outstanding at December 31, 2024 and 2023, respectively	338,244	310,295
Accumulated other comprehensive income	21	49
Accumulated deficit	(350,539)	(289,876)
Total shareholders’ (deficit) equity	(12,274)	20,468
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$35,081	$74,892

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ONCOCYTE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net revenue	$1,486	$314	$1,881	$1,503

Cost of revenues	869	409	1,053	1,002
Cost of revenues – amortization of acquired intangibles	22	22	88	88
Gross profit	595	(117)	740	413

Operating expenses:
Research and development	2,257	2,547	9,839	9,294
Sales and marketing	1,202	582	3,944	2,795
General and administrative	2,559	1,752	10,204	11,182
Change in fair value of contingent consideration	(13,696)	11,185	(4,275)	(5,762)
Impairment losses	41,900	(4)	41,900	6,757
Impairment loss on held for sale assets	—	—	169	1,283
Total operating expenses	34,222	16,062	61,781	25,549

Loss from operations	(33,627)	(16,179)	(61,041)	(25,136)

Other (expenses) income:
Interest expense	(30)	(13)	(84)	(52)
Loss on marketable equity securities	—	(69)	—	(61)
Other income, net	146	269	462	394
Total other income, net	116	187	378	281

Loss from continuing operations	(33,511)	(15,992)	(60,663)	(24,855)

Loss from discontinued operations	—	—	—	(2,926)

Net loss	$(33,511)	$(15,992)	$(60,663)	$(27,781)

Net loss per share:
Net loss from continuing operations - basic and diluted	$(33,511)	$(16,190)	$(60,926)	$(25,797)
Net loss from discontinued operations - basic and diluted	$—	$—	$—	$(2,926)
Net loss attributable to common stockholders - basic and diluted	$(33,511)	$(16,190)	$(60,926)	$(28,723)

Net loss from continuing operations per share - basic and diluted	$(1.93)	$(1.96)	$(4.66)	$(3.37)
Net loss from discontinued operations per share - basic and diluted	$—	$—	$—	$(0.38)
Net loss attributable to common stockholders per share - basic and diluted	$(1.93)	$(1.96)	$(4.66)	$(3.75)

Weighted average shares outstanding - basic and diluted	17,382	8,261	13,071	7,651

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ONCOCYTE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,511)	$(15,992)	$(60,663)	$(27,781)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	541	303	1,476	1,592
Amortization of intangible assets	22	22	88	88
Stock-based compensation	499	484	1,753	2,760
Equity compensation for bonus awards and consulting services	50	19	160	127
Loss on marketable equity securities	—	69	—	61
Change in fair value of contingent consideration	(13,696)	11,185	(4,275)	(5,762)
Impairment losses	41,900	(4)	41,900	6,757
Loss on disposal of discontinued operations	—	—	—	1,521
Impairment loss on held for sale assets	—	—	169	1,283
Changes in operating assets and liabilities:
Accounts receivable	(1,404)	(21)	(1,129)	109
Inventories	(178)	—	(410)	—
Prepaid expenses and other assets	(113)	139	(458)	784
Accounts payable and accrued liabilities	704	(564)	967	(4,757)
Lease assets and liabilities	(168)	(64)	(291)	(107)
Net cash used in operating activities	(5,354)	(4,424)	(20,713)	(23,325)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable equity securities	—	367	—	367
Proceeds from sale of equipment	4	—	4	354
Construction in progress and purchases of furniture and equipment	(214)	(264)	(516)	(281)
Cash sold in discontinued operations	—	—	—	(1,372)
Net cash used in investing activities	(210)	103	(512)	(932)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common shares	10,205	—	26,012	13,848
Financing costs to issue common shares	(836)	—	(1,374)	(427)
Proceeds from sale of common shares under at-the-market transactions	1,784	—	1,802	—
Financing costs for at-the-market sales	(234)	—	(421)	—
Redemption of Series A redeemable convertible preferred shares	—	—	(5,389)	(1,118)
Repayment of financing lease obligations	(82)	(30)	(201)	(117)
Net provided by financing activities	10,837	(30)	20,429	12,186

NET CHANGE IN CASH, CASH EQUIVALENTS (INCLUDES DISCONTINUED OPERATIONS) AND RESTRICTED CASH	5,273	(4,351)	(796)	(12,071)

CASH, CASH EQUIVALENTS (INCLUDES DISCONTINUED OPERATIONS) AND RESTRICTED CASH, BEGINNING	5,063	15,483	11,132	23,203
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, ENDING	$10,336	$11,132	$10,336	$11,132

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest			$42	$7
Cash paid for income taxes			$—	$—

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Construction in progress, machinery and equipment purchases included in accounts payable and accrued liabilities			$570	$—
Accretion of Series A convertible preferred stock			$263	$824
Lease assets obtained in exchange from lease liabilities			$1,202	$—

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Oncocyte Corporation

Reconciliation of Non-GAAP Financial Measure

Consolidated Adjusted Loss from Operations

Note: In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release also includes a non-GAAP financial measure (as defined under SEC Regulation G). We believe that disclosing the adjusted amounts is helpful in assessing our ongoing performance, providing insight into the Company’s core operating performance by excluding certain non-cash, and / or intangible items that may obscure the underlying trends in the business. These non-GAAP financial measures, when viewed in a reconciliation to respective GAAP measures, provide an additional way of viewing the Company’s results of operations and factors and trends affecting the Company’s business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the respective financial results presented in accordance with GAAP.

The following is a reconciliation of the non-GAAP measure to the most directly comparable GAAP measure:

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(In thousands)
Consolidated GAAP loss from operations	$(33,627)	$(16,179)	$(61,041)	$(25,136)
Stock-based compensation	499	484	1,753	2,742
Depreciation and amortization expenses	563	325	1,564	1,680
Change in fair value of contingent consideration	(13,696)	11,185	(4,275)	(5,762)
Impairment losses	41,900	(4)	41,900	6,757
Impairment loss on held for sale assets	—	—	169	1,283
Consolidated Non-GAAP loss from operations, as adjusted	$(4,361)	$(4,189)	$(19,930)	$(18,436)

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